Exhibit 99.1

NEWS RELEASE

Contacts: Terry Freeman, CFO
FOR IMMEDIATE RELEASE	Integrated Electrical Services, Inc.
713-860-1500

Ken Dennard / ksdennard@drg-e.com
Karen Roan / kcroan@drg-e.com
DRG&E / 713-529-6600

INTEGRATED ELECTRICAL SERVICES REPORTS
FISCAL 2010 FOURTH QUARTER AND YEAR-END RESULTS

HOUSTON — DECEMBER 14, 2010 — Integrated Electrical Services, Inc. (NASDAQ: IESC) today announced financial results for its fiscal 2010 fourth quarter and year ended September 30, 2010.

    Revenues for the fourth quarter of fiscal 2010 were $111.3 million compared to revenues of $153.4 million for the fourth quarter of fiscal 2009.  Loss from operations in the fourth quarter of fiscal 2010 was $10.9 million compared to loss from operations in the fourth quarter of 2009 of $9.1 million, including restructuring and significant charges of $6.4 million.  Net loss in the fourth quarter of fiscal 2010 was $11.5 million, or $0.80 loss per share, compared to net loss, including restructuring and significant charges, for the fourth quarter of fiscal 2009 of $11.8 million, or $0.82 loss per share.

    Gross profit for the fourth quarter of fiscal 2010 was $7.9 million, a gross margin of 7.1 percent, compared to gross profit of $20.0 million, a gross margin of 13.0 percent, in the fourth quarter of fiscal 2009.   Sales, general and administrative (“SG&A”) expenses for the fourth quarter of fiscal 2010 were $18.8 million compared to $25.6 million in the fourth quarter of fiscal 2009.  SG&A expenses as a percentage of revenues were 16.9 percent in the fourth quarter of fiscal 2010 compared to 16.7 percent in the fourth quarter of fiscal 2009.

    Michael J. Caliel, IES President and Chief Executive Officer, stated, “Our fourth quarter results were disappointing as we continued to face difficult overall economic conditions along with ongoing challenges in our end markets.  The nationwide weakness in construction impacted our Commercial & Industrial and Residential business segments, resulting in further pressure on volumes and margins.  Also, we experienced added downward pressure on our gross margin due to operating difficulties in Florida, Iowa and Maryland.

“However, we have made material progress on our program to reduce our cost base and align it with our expected volumes.   Also, during fiscal 2010, we amended and extended our credit facility, enhancing our liquidity, and we improved our surety arrangement, reducing our bonding costs.  We secured a number of significant new project awards in our key markets and are encouraged by the meaningful improvement in our opportunity pipeline over the past 90 days.   During the fourth quarter, we had an $8.5 million improvement in our residential backlog, in spite of the economy, and our Communications business performed well during the year.  Furthermore, we have made measurable progress in strengthening our operational leadership in key branch locations.

“As we continue to navigate the challenging conditions in the construction sector, we will assess our portfolio and our operations and make sure we are well positioned for the current market and for potential opportunities going forward.  We remain focused on our strategy of strengthening our core portfolio of electrical and communications businesses that are critical to the future success of the company while proactively managing our cost base and enhancing our balance sheet,” concluded Caliel.

FISCAL 2010

    Revenues for fiscal 2010 were $460.6 million compared to revenues of $666.0 million for fiscal 2009.   Loss from operations in fiscal 2010 was $29.0 million, including restructuring and significant charges of $5.7 million, compared to loss from operations in fiscal 2009 of $5.7 million, including restructuring and significant charges of $11.4 million.  Net loss for fiscal 2010, including restructuring and significant charges, was $32.1 million, or $2.23 loss per share, compared to net loss for fiscal 2009, including restructuring and significant charges, of $11.9 million, or $0.82 loss per share.

    Gross profit for fiscal 2010 was $56.5 million, a gross margin of 12.3 percent, compared $109.5 million, a gross margin of 16.4 percent, in fiscal 2009.  SG&A expenses for fiscal 2010 were $84.9 million compared to $108.3 million in fiscal 2009.  SG&A expenses as a percentage of revenues were 18.4 percent in fiscal 2010 compared to 16.3 percent in fiscal 2009.

SEGMENT DATA

           In 2010, the Company’s Communications segment was separated from its Commercial & Industrial segment to form a new operating segment. The decision to report Communications as a separate segment was made as the Company changed its internal reporting structure and the Communications business gained greater significance as a percentage of consolidated revenues, gross profit and operating income.  Moreover, the Communications segment is a separate and specific element of future strategic growth plans of the Company.  The Company now manages and measures performance of its business in three distinct operating segments: Communications, Residential, and Commercial & Industrial.  A table accompanying this release sets forth the revenues and operating income (loss) of the individual segments for the quarter and fiscal year ended September 30, 2010 and 2009.

BACKLOG

    As of September 30, 2010, backlog was approximately $246 million compared to $259 million as of June 30, 2010 and to $241 million as of September 30, 2009.  Backlog represents the dollar amount of revenues the Company expects to realize in the future as a result of performing work on multi-period projects that are under contract regardless of duration.  Backlog is not a measure defined by generally accepted accounting principles, and the Company’s methodology for determining backlog may not be comparable to the methodology of other companies.  The Company does not include single family housing or time and material work in backlog.

DEBT AND LIQUIDITY

    As of September 30, 2010, IES had total liquidity of $45.6 million.  Working capital was $83.3 million and long-term debt was $10.4 million.  As of December 13, 2010, the Company had total liquidity of $46.0 million, which includes the net proceeds from the sale of the Tesla manufacturing facility.

NON-STRATEGIC ASSET SALE

    As previously disclosed, the Company entered into a definitive agreement to sell its non-strategic light manufacturing facility, Tesla Power & Automation, to Siemens Energy, Inc.  The transaction was completed on December 10, 2010, and net proceeds from the transaction will be used for general working capital and other corporate purposes.  Tesla Power & Automation, located in Houston, Texas, is a part of IES Commercial & Industrial, and its offering includes power distribution centers, motor control rooms, instrumentation enclosures and analyzer houses.

EBITDA RECONCILIATION

The Company has disclosed in this press release EBITDA (earnings before interest, taxes, depreciation and amortization) which is a non-GAAP financial measure.  EBITDA is a measure that is used in determining compliance with the Company’s secured credit facility. EBITDA calculations may vary from company to company, so IES’ computations may not be comparable to those of other companies.  In addition, IES has certain assets established as part of applying fresh-start accounting that are being depreciated.  A reconciliation of EBITDA to net income is found in the table below.  For further details on the Company’s financial results, please refer to the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2009, filed on December 14, 2009.

CONFERENCE CALL

    Integrated Electrical Services has scheduled a conference call for Wednesday, December 15, 2010 at 9:30 a.m. Eastern time.  To listen to the call, dial (480) 629-9818 at least 10 minutes before the call begins and ask for the Integrated Electrical Services conference call.  A brief slide presentation will accompany the call and can be viewed by accessing the web cast on the Company’s web site.  A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until December 22, 2010.  To access the replay, dial (303) 590-3030 using a pass code of 4386427#.

    Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting www.ies-co.com .  To listen to the live call on the web, please visit the Company’s web site at least fifteen minutes before the call begins to register, download and install any necessary audio software.  For those who cannot listen to the live web cast, an archive will be available shortly after the call.

    Integrated Electrical Services, Inc. is a leading national provider of electrical and communications contracting solutions for the commercial, industrial and residential markets. From office buildings to wind farms to housing developments, IES designs, builds and maintains electrical and communications systems for a diverse array of customers, projects and locations.  For more information about IES, please visit www.ies-co.com.

Certain statements in this release, including statements regarding the restructuring plan and total estimated charges and cost reductions associated with this plan, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, all of which are based upon various estimates and assumptions that the Company believes to be reasonable as of the date hereof. These statements involve risks and uncertainties that could cause the Company's actual future outcomes to differ materially from those set forth in such statements. Such risks and uncertainties include, but are not limited to, the inherent uncertainties relating to estimating future operating results and the Company's ability to generate sales and operating income; potential defaults under credit facility and term loan; cross defaults under surety agreements; potential depression of stock price triggered by the potential sale of controlling interest or the entire company as a result of controlling stockholder’s decision to pursue a disposition of its interest in the company; fluctuations in operating results because of downturns in levels of construction; delayed project start dates and project cancellations resulting from adverse credit and capital market conditions that affect the cost and availability of construction financing; delayed payments resulting from financial and credit difficulties affecting customers and owners;  inability to collect moneys owed because of the depressed value of projects and the ineffectiveness of liens;  inaccurate estimates used in entering into contracts; inaccuracies in estimating revenue and percentage of completion on projects; the high level of competition in the construction industry, both from third parties and former employees; weather related delays; accidents resulting from the  physical hazards associated with the Company's work; difficulty in reducing SG&A to match lowered revenues; loss of key personnel; litigation risks and uncertainties; difficulties incorporating new accounting, control and operating procedures and centralization of back office functions; and failure to recognize revenue from work that is yet to be performed on uncompleted contracts and/or from work that has been contracted but not started due to changes in contractual commitments.

You should understand that the foregoing, as well as other risk factors discussed in this document and in the Company’s annual report on Form 10-K for the year ended September 30, 2009, could cause future outcomes to differ materially from those expressed in such forward-looking statements. The Company undertakes no obligation to publicly update or revise information concerning its restructuring efforts, borrowing availability, or cash position or any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Forward-looking statements are provided in this press release pursuant to the safe harbor established under the private Securities Litigation Reform Act of 1995 and should be evaluated in the context of the estimates, assumptions, uncertainties, and risks described herein.

General information about Integrated Electrical Services, Inc. can be found at http://www.ies-co.com under "Investor Relations." The Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the Company’s website as soon as reasonably practicable after they are filed with, or furnished to, the SEC.

Tables to follow